CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Sixth Consecutive Quarterly Dividend Increase

New York, New York, March 18, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: “ARCP”) announced today that on March 17, 2013, its board of directors authorized, and the Company declared, the sixth consecutive quarterly increase to its annualized dividend. Reflecting the significantly broader asset and revenue base, and increased 2013 FFO and AFFO per share guidance, ARCP will increase its annualized dividend per share by $0.01, from $0.900 to $0.910 per annum. The new annualized dividend rate will first be payable in connection with the June dividend and distributions will continue to be paid on the 15th day of each month to stockholders of record at the close of business on the 8th day of such month.

“As announced last week, our recent acquisitions and robust pipeline continue to illustrate our ability to aggregate properties that are accretive to our dividend, providing ample justification for our sixth consecutive quarterly dividend increase,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP.

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.arcpreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.